LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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ACCIDENTAL
DEATH AND
DISMEMBERMENT
BENEFIT
AGREEMENT


ACCIDENTAL DEATH BENEFIT
We will pay the amount of the Accidental Death Benefit shown on the Contract Information page of the contract upon the Accidental Death of the Insured while this Agreement is in force.


DEFINITION OF ACCIDENTAL DEATH
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Accidental Death means that the death of the Insured results, directly and independently of all other causes, from:

o an accidental drowning; or
o an accidental bodily injury (called "the injury")


PUBLIC CONVEYANCE BENEFIT
We will also pay an additional amount equal to the Accidental Death Benefit shown on the Contract Information page if:

o the Accidental Death Benefit is payable by Us; and
o the Insured was riding as a fare paying passenger in a public conveyance when the accident which caused the injury occurred.

Public conveyance means a vehicle commercially operated by a common carrier licensed to transport passengers for hire.


PAYMENT OF DEATH BENEFITS
The Death Benefits will be paid only if We receive proof, satisfactory to Us, that the Accidental Death of the Insured occurred not more than 90 days after the date of the accident which caused the injury. Any days that the Insured is hospitalized for treatment of the injury will not count as part of the 90 days.

Any Death Benefit will be reduced by any amount which is paid or payable as a Dismemberment Benefit if the Insured sustains the dismemberment loss and dies as a result of the same accident.

We will pay an amount equal to the Accidental Death Benefit shown on the Contract Information page of this contract, if the Insured sustains the total and irrecoverable:

o loss of the sight in both eyes;
o loss by severance of both hands, both feet, or one hand and one foot; or
o loss of the sight in one eye, and loss by severance of one hand or one foot;
  or
o loss of the complete use of both hands, both feet, or one hand and one foot due to paralysis from an accident.

We will pay an amount equal to one-half of the Accidental Death Benefit shown on the Contract Information of this contract, if the Insured sustains the total and irrecoverable:

o loss of the sight of one eye; or
o loss by severance of one hand or one foot; or
o loss of the complete use of one hand or one foot due to paralysis from an accident.

The term "loss by severance" means that a hand is physically separated, due to an accident, at or above the wrist, or that a foot is physically separated at or above the ankle.

In no event will the total amount of all loss payments made to You under this Dismemberment Benefit exceed the Accidental Death Benefit amount shown on the Contract Information page of the contract. Payment will only be made if We receive proof, satisfactory to Us, of the loss, and that it occurred while this Agreement is in force.


EXCLUSIONS
No Death Benefit, Public Conveyance Benefit or Dismemberment Benefit will be paid if the death of the Insured results from:

o an intentionally self-inflicted injury or disease;

o suicide, while sane or insane;

o war or any act or war, declared or undeclared;

o service in the armed forces of an international body or any country at war, declared or undeclared;

o operating, riding in, descending or falling from or with any kind of aircraft; except as a passenger, without duties of any kind, on a civilian aircraft operated by a licensed pilot;

o Insured's commission of, or attempt to commit, a crime;

o drugs, substances containing alcohol, poisons, gases or fumes, whether accidentally, voluntarily or involuntarily taken, administered, absorbed, inhaled, ingested or injected;

o disease or other bodily or mental infirmity, or any medical or surgical treatment of such disease or infirmity (unless the disease or infirmity was caused by the injury); or

o an injury which occurred or a disease which first manifested itself before this Agreement takes effect, unless the injury or disease was set forth in the Application.


AUTOPSY
We may have an autopsy performed at Our expense, unless prohibited by law.


COST OF THE BENEFIT
A Monthly Deduction is made from the Account Value of this contract for the cost of this Agreement. The Monthly Deduction for this Agreement is shown on the Contract Information page of this contract.

TERMINATION
This Agreement will terminate on the earliest of:

o the date any premium due for this contract remains unpaid at the end of its Grace Period;

o the contract anniversary following the 70th birthday of the Insured;

o the date We receive at Our Service Center Your Written Request to cancel this Agreement; or

o the date this contract is surrendered or terminates for any reason.


THIS AGREEMENT AND THE CONTRACT
This Agreement is made a part of Your contract if We have listed it on the Contract Information page.


INCONTESTABILITY
This Agreement is subject to the INCONTESTABILITY provision of this contract. However, the contestable period for this Agreement will be measured from its Contract Date.


EFFECTIVE DATE
This Agreement takes effect on the Date of Issue for this Agreement shown on the Contract Information page of this contract.

                                                             /s/ Edmund F. Kelly
                                                                 PRESIDENT